Exhibit 99.1
MERCANTILE BANCORP DECLARES REGULAR QUARTERLY CASH DIVIDEND
INCREASES DIVIDEND RATE
QUINCY, Illinois, February 27, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR), announced that its Board of Directors declared yesterday a regular quarterly cash dividend and has increased the dividend rate. The dividend is payable March 19, 2007 to stockholders of record on March 9, 2007. The new quarterly rate is nine cents per share of common stock, up by 12.5 percent from the previous rate of eight cents per share. This equates to an annualized dividend rate of 36 cents per share, up four cents per share from the previous annual rate of 32 cents per share.
“Based on our solid financial results, strong prospects for future earnings growth and our continuing objective of delivering increased value to shareholders, the board felt it was appropriate to increase the dividend rate,” said Ted T. Awerkamp, president and CEO-elect. “Based on the closing price of Mercantile’s common stock on February 26, 2007 of $22.24 per share, the yield at the new annualized dividend rate is 1.62 percent.”
This is the fifth consecutive quarterly payment and the second increase in the rate since the change in the company’s policy that increased the quarterly dividend amount and eliminated the practice of paying a special year-end dividend.
Annual Meeting Date Set
Separately, Mercantile announced the company’s board of directors has set May 21, 2007, at 2:00 p.m. in the Company’s offices at 440 Maine Street, Quincy, Illinois as the date, time and place of the 2007 annual meeting. The board also set the close of business on April 10, 2007 as the record date for the annual meeting
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding Company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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